UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2020

LINDBLAD EXPEDITIONS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35898	27-4749725
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

96 Morton Street, 9th Floor, New York, New York		10014
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 261-9000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 Par Value	LIND	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On December 23, 2020, Lindblad Expeditions Holdings, Inc. (the “Company”) borrowed a new incremental term loan under the Credit Agreement (as defined below) in an aggregate principal amount of $85,000,000 (the “Main Street Loan”), to be funded by Citibank, N.A. as third amendment incremental term lender (in such capacity, “Citibank”). The Main Street Loan was made pursuant to the Main Street Expanded Loan Facility program established by the Board of Governors of the Federal Reserve System, which committed on December 22, 2020 through a special purpose vehicle to purchase a participation interest equal to 95% of the Main Street Loan from Citibank.

The Main Street Loan was incurred as a new tranche of term loan pursuant to the Third Amendment (as defined below) to the Credit Agreement and shall bear interest at a rate per annum equal to LIBOR for an interest period of 3-months plus 3.00% which shall be paid-in-kind and capitalized for the first year after the effective date of the Third Amendment (as defined below). The Main Street Loan will mature on December 11, 2025 and will amortize at a rate of 15% in each of the third and fourth years after the effective date of the Third Amendment, with the remaining amounts to be paid at maturity. The Company may voluntarily prepay the Main Street Loan at any time and from time to time, without premium or penalty, other than customary “breakage costs” and fees for LIBOR-based loans. The other terms of the Main Street Loan shall be substantially similar to those applicable to the existing term loans under the Credit Agreement.

In connection with the Company’s application for the Main Street Loan, on December 10, 2020, the Company entered into (i) the Second Amendment to Third Amended and Restated Credit Agreement (the “Second Amendment”), by and among the Company, Lindblad Expeditions, LLC, a Delaware limited liability company (the “U.S. Borrower”), Lindblad Maritime Enterprises, Ltd., an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands (the “Cayman Borrower”, and together with the U.S. Borrower, the “Borrowers”), certain other subsidiaries of the Company party thereto, the financial institutions party thereto as lenders and Credit Suisse AG, Cayman Islands Branch, as administrative agent (in such capacity, the “Administrative Agent”) and collateral agent (in such capacity, the “Collateral Agent”) and (ii) the Incremental Assumption Agreement and Third Amendment to Third Amended and Restated Credit Agreement (the “Third Amendment”), by and among the Company, the Borrowers, Citibank, and the Administrative Agent, each of which amends that certain Third Amended and Restated Credit Agreement, dated as of March 27, 2018 (as amended by the First Amendment to Third Amended and Restated Credit Agreement, dated as of August 10, 2020, the Second Amendment, the Third Amendment, and the Fourth Amendment (as defined below), the “Credit Agreement”) among the Company, the Borrowers, the financial institutions from time to time party thereto as lenders, the Administrative Agent and the Collateral Agent.

The Second Amendment provides for, among other things, (i) certain changes to the Credit Agreement and the related guarantee and security documents to secure the obligations of the U.S. Borrower and Cayman Borrower under the Credit Agreement on a pari passu basis and (ii) the reaffirmation of the guarantees and grants of security under the collateral documents by the guarantors, grantors and pledgors party thereto.

On December 15, 2020, the Company entered into the Fourth Amendment to Third Amended and Restated Credit Agreement (the “Fourth Amendment”), by and among the Company, the Borrowers, the Administrative Agent, the Collateral Agent and Citibank, which provides for a technical change to the Credit Agreement to exclude the Main Street Loan from the LIBOR floor provisions thereof.

The foregoing description of the provisions of the Second Amendment, the Third Amendment and the Fourth Amendment are summary in nature and are qualified in their entirety by reference to the full and complete terms thereof, which are attached hereto as Exhibit 10.1 and incorporated herein by reference. The Credit Agreement has been previously filed as an exhibit to, and described in, the Company’s quarterly report on Form 10-Q for the quarter ending March 31, 2018.

Item 8.01. Other Events

The Company announced today that that it is rescheduling or rebooking, as applicable, all expedition voyages scheduled to sail through February 28, 2021 due to continued travel restrictions from the global spread of the COVID-19 virus.

As of December 23, 2020, the Company had approximately $190 million in unrestricted cash and $17 million in restricted cash primarily related to deposits on future travel originating from U.S. ports. The Company continues to estimate a monthly cash usage while its vessels are not in operations of approximately $10-15 million including ship and office operating expenses, necessary capital expenditures and interest and principal payments. This excludes guest payments for future travel and cash refunds requested on previously made guest payments.

Item 9.01.  Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

10.1 10.2	Second Amendment to Third Amended and Restated Credit Agreement Incremental Assumption Agreement and Third Amendment to Third Amended and Restated Credit Agreement
10.3	Fourth Amendment to Third Amended and Restated Credit Agreement
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lindblad Expeditions Holdings, Inc.

Date: December 28, 2020	By:	/s/ Craig I. Felenstein
	Name:	Craig I. Felenstein
	Title:	Chief Financial Officer